EXHIBIT 99

BlackStar secures a family of patents to pave the way for Blockchain trading of U.S. Securities

BOULDER, CO / August 13, 2024 / BlackStar Enterprise Group, Inc. (“BlackStar”) (OTC Pink: BEGI) BlackStar received one (1) patent in 2023 for its revolutionary digital trading platform (US Pat. Number 11854080).

In 2024, BlackStar has received five patents/ notice of allowances for patents that will soon issue from the United States Patent and Trademark Office (USPTO): (1) US Pat. Number 11966974; (2) US Pat. Pub. 18/497562; (3) US Pat. Pub. 18/497612; (4) US Pat. Pub. 18/415938 and (5) US Pat. Pub 17/457153. The technology claimed in these patents covers the digital trading of equities on a blockchain, public offerings/ IPO funding, and corporate governance.

BlackStar believes this technology is essential to bringing digital securities trading on a blockchain of registered assets. This technology also utilizes BlackStar’s groundbreaking software, the BlackStar Digital Trading PlatformTM (“BDTPTM”), a trading platform for electronic fungible shares in book-entry and compliant at any U.S. brokerage firm.

When asked for comment, BlackStar’s CEO, Joseph E. Kurczodyna, stated that “this past Monday morning, the Dow Jones Industrial Average fell more than 1,000 points, and world markets and U.S. equity investors were blind-sided with no hedge or exit. Traditional markets are limited to human oversight and business hours. Conversely, blockchain markets can operate 24/7; they are self-sufficient and driven by smart contracts.” Kurczodyna stated, “Our blockchain technology gives the public the same advantage that brokers, traders and professionals enjoy.”

BlackStar believes that if U.S. securities trading, funding, and rule-following were powered by blockchain technology, the public would enjoy a closed-end system that drops into compliant broker-dealers (“BDs”) and affords the public the rules, regulations, and protection of their assets that SEC-registered BDs are licensed to offer without special purpose designation. BlackStar’s trading, funding, and corporate governance technology claimed in these patents covers what BlackStar believes are the essential three elements when applied to the traditional broker-dealer business.

In 2017, BlackStar noticed that 24/7 trading was a reality in crypto markets. In 2018, after investigating what a model would look like for registered securities trading, BlackStar created a centralized blockchain that could trade registered common shares, not tokens, for the 30,000 publicly trading companies already registered and vetted. BlackStar has disclosed its intentions to trade its shares digitally with the SEC and will seek final approval when connected to a BD.

In its filings with the SEC, BlackStar stated that if it could not secure a BD to participate in its digital blockchain platform, it would pursue an application to register as a BD. BlackStar has not yet made the decision as to whether to pursue a BD license.

BlackStar has not secured financing from a third-party. BlackStar is contemplating financing through a debt purchase or other means to raise funds for continued operations. BlackStar may also pursue a third-party valuation of its current Intellectual Property portfolio, including its blockchain patents and pending patents.

Blockchain trading platforms have reached a new level of confidence with the approval of the Spot Bitcoin Exchange Traded Fund (ETF). Real digital currencies that are assets or registered securities trading on a blockchain through common stock, indexes, or exchange funds may be compatible with BlackStar’s patents.

Blockchain is a distributed, usually decentralized, digital ledger technology secured by cryptography that was first developed to enable Bitcoin, the original cryptocurrency. The technology is most associated with cryptocurrencies; alternatively, BlackStar has built our BDTPTM to leverage blockchain technology for securities trading. The blockchain technology market may be in a high growth stage. Market intelligence company Fortune Business Insights projects growth in the blockchain technology market from $17.57 billion in 2023 to $469.49 billion in 2030 – a CAGR (compound annual growth rate) of 59.9%. Grand View Research projects a significantly higher CAGR of 87.7% from 2023 to 2030, from $17.46 billion in 2023 to $1431.54 billion in 2030. Similar numbers are forecast by Statista, which estimates a CAGR of 82.8% between 2021 and 2030, with the total market value reaching $1235.71 billion in 2030. While none of these growth rates are certain, and BlackStar makes no claims as to the accuracy of outside projections, BlackStar believes that it can take advantage of the market growth to bring its platform and Intellectual Property portfolio to the forefront.

To that end, Mr. Kurczodyna, stated, “With the introduction of ETFs securitizing the spot market of original cryptocurrencies like Bitcoin and the introduction of public companies trading their common shares on a blockchain, the growth numbers for registered securities on blockchain is estimated to be 10x once fully introduced to the U.S. Securities Markets.”

Other Info: BlackStar Enterprise Group, Inc. (OTC: BEGI)

WEBSITE: blackstareg.com

EMAIL: info@blackstareg.com

CONTACT

Bryan P Hemphill….559-359-1480

http://www.blackstareg.com/investor-relations/

More information can be found in the Company's recent filings at the SEC website:  https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany.

SEC Disclaimer

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere. This press release may contain forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in BlackStar’s (“the Company’s”) business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events, or circumstances after the date of such statement.